AMENDMENT TO MASTER CUSTODY AGREEMENT

THIS AMENDMENT TO THE MASTER CUSTODY AGREEMENT is made as of June 1, 2013, by and between each fund listed on Schedule II hereto, which may include new funds, not previously included on Schedule II to the Master Custody Agreement, (each a “Fund”) and The Bank of New York Mellon, a New York corporation authorized to do a banking business, having its principal place of business at One Wall Street, New York, New York 10286 (hereinafter called the “Bank”) shall be as follows:

W I T N E S S E T H:

WHEREAS, each Fund and The Bank of New York Mellon are parties to a Master Custody Agreement dated as of February 16, 1996, as amended (the “Custody Agreement”); and

WHEREAS, each of the Funds and the Bank desire to amend the Custody Agreement to allow the Bank to render such custodial services to certain additional funds, which may include exchange-traded fund, which warrant contemplation of certain unique features relating to sale and redemption of Shares; and

WHEREAS, the Custody Agreement, as expressly amended hereby, shall continue in full force and effect.

NOW, THEREFORE, the parties hereby amend the Custody Agreement to include new Section 3.14 as follows.

3.14       Sale and Redemption of Shares.

(a)          Whenever the Fund shall sell any Shares it shall deliver to Custodian Proper Instructions, or cause the Transfer Agent to provide instructions, specifying the amount of money, if any, and/or the particular Securities and the amount of each Security to be received by Custodian for the sale of such Shares and specifically allocated to an account for such Series.

(b)          Upon receipt of such money, if any, and such Securities, Custodian shall credit such money and/or Securities to an account in the name of the Series for which such money and/or Securities were received.

(c)          Except as provided hereinafter, whenever the Fund desires Custodian to make payment, if any, and a delivery of Securities out of the money and Securities held by Custodian hereunder in connection with a redemption of any Shares, it shall furnish to Custodian Proper Instructions, or cause the Transfer Agent to provide instructions, specifying the total amount of money, if any, to be paid, and the particular Securities and amount of each Security to be delivered, for the redemption of such Shares.  Custodian shall make any such payment and such delivery of Shares, as directed by a Proper Instructions or instructions of the Transfer Agent, out of the money and Securities held in an account of the appropriate Series.

IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT TO MASTER CUSTODY AGREEMENT as of the day and year first above written.

ON BEHALF OF EACH OF THE FUNDS LISTED ON Schedule II By:/s/STEVEN J. GRAY Name: Steven J. Gray Title: Vice President & Secretary
THE BANK OF NEW YORK MELLON By: /s/RASHAAN FARRELLY Name: Rashaan Farrelly Title: Relationship Executive

Schedule II

Franklin Short Duration U.S. Government ETF